Morgan Stanley Institutional Fund, Inc. - Emerging
Markets Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  China Literature Ltd.
Purchase/Trade Date: 11/1/2017
Offering Price of Shares: HK$ 55.000
Total Amount of Offering: HK$ 151,371,800
Amount Purchased by Fund: HK$ 171,400
Percentage of Offering Purchased by Fund: 0.113%
Percentage of Fund's Total Assets: 0.09%
Brokers: Morgan Stanley, Bank of America Merrill
Lynch, Credit Suisse, J.P. Morgan, CICC, China
Renaissance, CMS, HSBC, BOC International
Purchased from: Credit Suisse Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.